UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 29, 2021
MediaAlpha, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39671	85-1854133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 South Flower Street, Suite 640 Los Angeles, California	90017
(Address of Principal Executive Offices)	(Zip Code)
(213) 316-6256
(Registrant’s telephone number, including area code)
(Not Applicable)
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value	MAX	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 – Entry into a Material Definitive Agreement.
On July 29, 2021, QuoteLab, LLC, a Delaware limited liability company (the “Borrower”), and QL Holdings LLC, a Delaware limited liability company (“Holdings”), each a subsidiary of MediaAlpha, Inc., a Delaware corporation (the “Company”), entered into an amendment (the “First Amendment”) to the Credit Agreement dated as of September 23, 2020 (the “Existing Credit Agreement” and, as amended by the First Amendment, the “Amended Credit Agreement”), among the Borrower, Holdings, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
The Amended Credit Agreement provides for (a) a new five-year senior secured term loan facility in an aggregate principal amount of $190.0 million, the proceeds of which were used to refinance all of the $186.4 million of the existing term loans outstanding under the Existing Credit Agreement and any unpaid interest thereof as of the date of the First Amendment, to pay fees related to the new credit facilities, and to provide cash for general corporate purposes, and (b) a new five-year senior secured revolving credit facility with commitments in an aggregate amount of $50.0 million, which replaced the existing revolving credit facility under the Existing Credit Agreement. The Borrower may also request the addition of up to $75.0 million of additional term loan and/or revolving commitments under the Amended Credit Agreement. The obligations of the Borrower under the term loan facility and the revolving credit facility are guaranteed by Holdings and secured by substantially all assets of Holdings and the Borrower.
Borrowings under the Amended Credit Agreement will bear interest at a rate equal to, at the option the Borrower, the London interbank offered rate plus an applicable margin, with a floor of 0.00%, or base rate plus an applicable margin. The applicable margins will be based on the Borrower’s consolidated total net leverage ratio as calculated under the terms of the Amended Credit Agreement (the “Leverage Ratio”) for the prior fiscal quarter and range from 2.00% to 2.75% with respect to the London interbank offered rate and 1.00% and 1.75% with respect to the base rate.
Loans under the Amended Credit Agreement may be prepaid, at the option of the Borrower, at any time without premium. Loans under the Amended Credit Agreement are required to be prepaid from time to time with the proceeds of non-ordinary course asset sales and casualty and condemnation events in excess of $5.0 million in any fiscal year, the proceeds of indebtedness not permitted under the Amended Credit Agreement and a percentage (ranging from 0% to 50%, depending on the Leverage Ratio) of excess cash flow of the Borrower and its subsidiaries at the end of each fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2022).
Loans under the term loan facility and the revolving credit facility will mature on July 29, 2026. Loans under the term loan facility will amortize quarterly, beginning with December 31, 2021 and ending with June 30, 2026, by an amount equal to 1.25% of the aggregate outstanding principal amount of the term loans initially made.
The Amended Credit Agreement contains customary affirmative and negative covenants and default provisions.

The foregoing description of the First Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the First Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01 – Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	First Amendment dated as of July 29, 2021, among QuoteLab, LLC, QL Holdings LLC, the Lenders party thereto, the Issuing Bank party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MediaAlpha, Inc.
By:	/s/ Jeffrey B. Coyne
Name:	Jeffrey B. Coyne
Title:	General Counsel & Secretary
Date: August 3, 2021